Exhibit 10.1

December 27, 2024

BY EMAIL

Ms. Bonnie-Jeanne Gerety
Chief Financial Officer
iLearningEngines, Inc.

Dear Ms. Gerety:

Thank you for retaining CR3 for the purpose of providing a chief restructuring officer (“CRO”) and other personnel to support the CRO for iLearningEngines, Inc. (“the Company”).

The attached Engagement Agreement and its Exhibits detail the terms and conditions of our agreement.

We appreciate the opportunity to present this agreement to you and look forward to working together.

If the Engagement Agreement is acceptable please sign and return at your earliest convenience. If you have any questions or comments, please contact me.

Sincerely,

CR3 Partners, LLC

Engagement Agreement

CR3 PARTNERS, LLC

and

ILEARNINGENGINES, INC.

The parties to this Engagement Agreement (the “Agreement”) are CR3 Partners, LLC (“CR3”), on the one hand, and iLearningEngines, Inc. (together with any successor, the “Company”), on the other hand. This Agreement confirms the Company’s retention of CR3 for the purpose of providing a chief restructuring officer and other personnel to support the CRO.

1.	CR3’s Services. From the date hereof until this Agreement is terminated pursuant to paragraph 8 (the “Term”), CR3 will provide services to the Company as described in the attached Exhibit A (“Work Authorization”), incorporated herein by this reference. The Work Authorization may be amended from time to time with the written approval of CR3 and Company. The services CR3 provides pursuant to this Agreement will be limited to those services that the Company may request within the scope of the Work Authorization. Any additional services that CR3 may agree to provide to the Company will be the subject of a separate agreement between CR3 and the Company. CR3 may without the Company’s consent provide advisory services for other persons or entities whose interests may be adverse to the Company’s or its affiliates in matters not substantially related to our engagement by the Company.

2.	Compensation. CR3 will present an invoice to the Company each month for services performed, and expenses incurred, under this Agreement for the preceding month. Each invoice will be due upon presentment to the Company. CR3 fees are based on the hours actually expended by CR3 personnel, multiplied by their applicable hourly billing rates for this engagement. CR3’s standard hourly billing rates by personnel classification are listed in the attached Exhibit A. CR3 understands that all payments will be subject to and in accordance with any compensation orders approved in these Chapter 11 filings.

CR3 will perform its own independent and objective analyses related to the tasks detailed in Exhibit A, and CR3’s right to compensation under this Agreement shall not be dependent upon any conclusion reached by CR3 or the outcome of this matter. Although the scope of work to be performed by CR3 will be determined in connection with the Company, all conclusions and opinions reached will be the opinions and conclusions of CR3.

CR3 and the Company agree that success fees may occur for similar work, and any such fee requires approval of the Company’s board of directors. The Work Authorization may be amended to include payment of a success fee for performance meeting or exceeding certain parameters included in the Work Authorization (“Success Fee”). The Success Fee, if earned, will be paid by the Company as defined in the Work Authorization.

3.	Expense Reimbursement. Each week the Company shall reimburse CR3 for all pre-approved, reasonable travel-related expenses incurred in connection with this engagement. . In addition, the Company will be billed and will pay an administrative charge of 4% of professional fees. This fee covers variable administrative expenses such as: postage, overnight delivery, copying, printing, record storage and retention, telephone conferences, etc.

4.	Payments Generally. No amount payable to any third party, by the Company or any other person or entity in connection with the subject matter of this engagement shall reduce or otherwise affect any amount payable hereunder.

5.	Indemnification and Related Matters. The Company and CR3 agree to the provisions of the attached Exhibit B, incorporated herein by this reference, which relates to indemnification and related matters.

6.	Information and Reliance. During the Term, the Company will furnish CR3 with such information regarding the business, financial condition and prospects of the Company as CR3 reasonably requests, all of which will be accurate and complete in all material respects at the time furnished, other than projections, which will be prepared in good faith and based upon assumptions which, in light of the circumstances under which they are made, are reasonable. During the Term, the Company will promptly notify CR3 if it learns of any material misstatement in, or material omission from, any information previously delivered to CR3. This Agreement expressly provides CR3 with permission to communicate with any of the Company’s stakeholders (lenders, accountants, attorneys, etc.) at any time about any information (Confidential or otherwise), at CR3’s sole discretion, and without any further permission from the Company, provided CR3 believes such communication to be in the best interests of the Company and in service of the objectives of the scope of this Agreement. On an ongoing basis during the Term, the Company will inform CR3 of any material developments or matters affecting the business, financial condition and prospects of the Company that occur. In performing its services hereunder, CR3 shall be entitled to rely without investigation upon the accuracy of all information supplied to it by or on behalf of the Company or its advisors, and CR3 shall not in any respect be responsible for independently verifying the accuracy or completeness of any of such information (including by conducting any independent due diligence review).

The Company acknowledges that no reliance shall be placed on draft reports, conclusions or advice, whether oral or written, issued by CR3 as the same may be subject to further work, revision and other factors which may result in such drafts being substantially different from any final report or advice issued.

The Company shall retain exclusive rights to ownership of all work output hereunder. Work output includes reports issued pursuant to any Work Authorization, but excludes, among other things, all working papers of CR3 and any correspondence, memoranda, calculations, notes, etc. that CR3 may have used in the development of the reports above or such working papers or in the performance of any work covered by a Work Authorization.

Upon termination of the engagement, papers and property that you have provided to CR3 will, at your request, be returned to you. Copies of papers CR3 has created for you, which you may need but no longer have, will be made available to you. CR3 reserves the right to destroy any items described in this paragraph that CR3 retains.

7.	Governing Law; Venue; Waiver of Jury Trial. This Agreement and any claim related directly or indirectly to this Agreement (including any claim concerning advice provided pursuant to this Agreement) shall be governed and construed in accordance with the laws of the State of Texas (without giving regard to the conflicts of law provisions thereof). No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of Texas located in the City and County of Dallas or the United States District Court for the Northern District of Texas, and each of the Company and CR3 hereby submits on behalf of itself and its successors and assigns (and, to the extent permitted by applicable law, on behalf of its securityholders and creditors) to the jurisdiction of such courts. The Company hereby waives on behalf of itself and its successors and assigns (and, to the extent permitted by applicable law, on behalf of its securityholders and creditors) any and all right to argue that this choice of forum provision is or has become unreasonable. The Company hereby waives on behalf of itself and its successors and assigns (and, to the extent permitted by applicable law, on behalf of its securityholders and creditors) all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement or the engagement of CR3 pursuant to, or the performance by CR3 of the services contemplated by, this Agreement.

8.	Termination. This Agreement may be terminated at any time by CR3 or the Company by giving written notice to the other party, which termination will be effective upon the non-terminating party’s receipt of such notice. Upon termination the Company shall pay CR3 all weekly fees and expenses due through the termination date, and any Success Fee which may have been earned. The provisions of this Section and of Sections 2, 3, 5, 6, 7, 9, 10, 12 and 14 will survive any expiration or termination of this engagement.

9.	Personnel. Each party hereto agrees that it will not employ personnel or representatives of the other party hereto during the period of work provided for hereunder and for a period of one (1) year after the termination of this Agreement or completion of the project or work contemplated hereunder without the written agreement of the other party. In cases where written permission is granted by CR3, a recruiting fee will be billed for an amount mutually agreed upon and not less than 33% of first year expected annual cash compensation including incentive payments.

10.	Warranties and Representations. The undersigned, on behalf of the Company represents and warrants that: (a) it is fully competent and capable of entering into this Agreement on behalf of the Company and intend that this Agreement be fully binding on them; and (b) the undersigned has the authority to execute this Agreement on behalf of the Company and the Company shall undertake whatever actions are required of it to consummate the terms of this Agreement.

11.	Public Announcements. Notwithstanding the confidentially provisions of Section 14, the Company acknowledges and agrees that CR3 may publish an announcement or “tombstone” following the completion of its engagement, either in newspapers, journals, magazines, or other publications or by direct mailings to third parties, whereby CR3 informs the public or such parties of the fact of its engagement by the Company, the general nature of the services provided by CR3, the time period of such engagement, the general nature of the business or industry in which the Company is engaged, the relative size in financial terms of the Company, and similar information that generally describes the nature and extent of CR3’s engagement by the Company.

12.	Relationship of Parties; No Fiduciary Obligation. The Company and CR3 acknowledge and agree that CR3 has been retained under this Agreement as an independent contractor to the Company, that their respective rights and obligations are contractual in nature and that nothing herein is intended to confer any rights or remedies upon any person other than the Company (including the management, board of directors (or similar governing body) and securityholders of the Company) as against CR3. In addition, CR3 personnel serving as a corporate officer shall be subject to the same fiduciary duties as others serving in such capacity and such fiduciary duty shall only apply to such CR3 personnel serving as a corporate officer. It is understood and agreed that this Agreement and CR3’s engagement do not create a fiduciary relationship between (i) CR3,or (ii) any CR3 personnel not serving as a corporate officer and any person (including the Company, its management, its board of directors (or similar governing body) and its securityholders), and the Company disclaims any intention to impose any fiduciary or other non-contractual obligations on CR3 or any of its personnel not serving as an officer. Any advice or opinion, whether written or oral, provided by CR3 is intended solely for the benefit and use of the members of the board of directors (or similar governing body) of the Company (in their capacities as such) in considering the matters to which this Agreement relates. CR3 will not be responsible for and will not be deemed to have provided the Company with any tax, accounting, audit and attest, actuarial, legal or other specialist advice. CR3 will not, as part of any aspect of this engagement, undertake any independent valuation or appraisal of, or provide any formal opinion regarding, any assets, liabilities or the solvency of the Company or any other entity. This Agreement does not constitute a representation, warranty or agreement that a specific outcome or outcomes will be obtained.

13.	Miscellaneous. This Agreement may not be assigned (other than by operation of law) by either party without the prior written consent of the other. The provisions hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the Company, CR3 and any person entitled to indemnity under the terms of Exhibit B. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This Agreement, including the Exhibits hereto (which are hereby incorporated by reference in this Agreement), incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement may be executed in any number of counterparts, each of which may contain one or more signatures and each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Agreement with facsimile or electronic signatures and copies of this Agreement (or pages hereof) that have been transmitted electronically (e.g., by fax or .pdf) shall be deemed to be original signed versions of this Agreement.

14.	Confidentiality. CR3 shall use all confidential information provided to it by or on behalf of the Company in connection with CR3’s engagement hereunder (the “Confidential Information”) solely for the purpose of providing the services which are the subject of this Agreement, and, except as contemplated in connection with such services and CR3’s engagement hereunder, shall keep all Confidential Information confidential; provided, however, that nothing herein shall prevent CR3 or any of its Agents (as defined below) from disclosing any Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or legal or administrative process, (ii) upon the request or demand of any regulatory authority having jurisdiction over CR3 or any of its Agents, (iii) to CR3’s or its affiliates’ officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (iv) to any of its affiliates (any of the persons described in clauses (iii) or (iv) to whom Confidential Information is disclosed, “Agents”) or (v) for purposes of establishing a “due diligence” defense. The term Confidential Information does not include information that (A) is or becomes publicly available other than by reason of disclosure by CR3 in violation of this Section 14; (B) was in the possession of CR3 at the time of its disclosure by or on behalf of the Company; (C) is acquired from a third party that is not, to CR3’s knowledge, prohibited from disclosing such information by an obligation of confidentiality to the Company; or (D) is developed without reference to the Confidential Information. This Section 14 and the obligations hereunder shall survive the expiration or termination of this engagement for a period of one year and shall then terminate.

[Signature page follows.]

Agreed to this 27th day of December, 2024 by:

ILEARNINGENGINES, INC.:			CR3 PARTNERS, LLC:

By:	/s/ Bonnie-Jeanne Gerety		By:	/s/ Winston Mar
	Name:	Bonnie-Jeanne Gerety		Name:	Winston Mar
	Title:	Chief Financial Officer		Title:	Senior Managing Director Partner

EXHIBIT A

to

ENGAGEMENT AGREEMENT

CR3 PARTNERS, LLC

and

ILEARNINGENGINES, INC.

WORK AUTHORIZATION

1.	Scope of Work

CRO-Bankruptcy Services – Provide the Company the services of Winston Mar, as Chief Restructuring Officer (“CRO”), who will report to the Company’s Board of Directors, “BOD” and be supported by both the CR3 engagement team, other financial advisors retained by the Company, and the Company’s personnel, and perform the following services, as requested by the Company and agreed to by CR3:

a)	Provide oversight and support to the Company and the Company’s other professionals in connection with execution of the Company’s business plan, reorganization plan, any sales process, and the overall administration of activities within the chapter 11 proceeding;

b)	Provide oversight and assistance in connection with the preparation of financial reporting and related disclosures required by the bankruptcy court, including the Schedules of Assets and Liabilities, the Statement of Financial Affairs and Monthly Operating Reports, and any other disclosures required by the Company in connection with the bankruptcy process, or in keeping with our professional and ethical responsibilities;

c)	Provide oversight and assistance in connection with the preparation of financial information for distribution to creditors and others, including, but not limited to, cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions for which court approval is sought;

d)	Participate in meetings and provide assistance to any official committee(s) appointed in the case, the U.S. Trustee, other parties in interest, including contractual counterparties, and professionals hired by the same;

e)	Evaluate and make recommendations as needed to maximize the value of the Company’s assets;

f)	Provide oversight and assistance in connection with the preparation of analysis of creditor claims;

g)	Provide oversight and assistance in connection with the evaluation and analysis of avoidance actions, including, fraudulent conveyances and preferential transfers, and in the defense and prosecution of other litigation, if necessary;

h)	Provide investigation for litigation/bankruptcy matters as required;

i)	Expert report preparation and deposition and trial testimony;

j)	Assist Clients’ counsel with deposition and trial preparation;

k)	Provide advice, recommendations and other services related to this litigation matter as Clients and its Counsel may request from time to time and as agreed to or deemed necessary by CR3;

l)	Evaluate the cash flow generation capabilities of the Company for valuation maximization opportunities;

m)	Provide oversight and assistance in connection with communications and negotiations with constituents including investors and other critical constituents to the successful restructuring of the Company, as well as to directly communicate with stakeholders where appropriate, and to establish communication protocols;

n)	Manage professionals engaged by the Company, or committees or other stakeholders involved in a chapter 11 or restructuring of the Company, and to directly communicate with such stakeholders as appropriate;

o)	Assist in development of a plan of reorganization and in the preparation of information and analysis necessary for the development of a plan and disclosure statement, and confirmation of a plan in the chapter 11 proceeding; and

p)	Perform other tasks as directed by the Board of Directors and agreed to by CR3, including all tasks necessary to facilitate the Company’s restructuring, or in keeping with our ethical responsibilities, in CR3’s sole discretion.

2.	Professionals and Rates

CR3 will provide CRO services and consulting services as agreed between CR3 and the Board of Directors at standard hourly rates described in the paragraph below.

The following professionals will be primarily responsible for the successful completion of the engagement:

Professional	Role	Hourly rate
Winston Mar	CRO	$1,295
Suzanne Roski	Senior Managing Director | Partner	$995
Miles Staglik	Managing Director	$725
Edwin Clark	Director	$695
Peter Lauser	Senior Associate	$450

However, during the course of this engagement we may call upon other CR3 professionals who have had previous experience with companies in similar situations, as needed. Hourly rates for these professionals will range from:

Senior Managing Directors	$895 to $1,295 per hour
Managing Directors	$695 to $950 per hour
Directors	$550 to $795 per hour
Managers and Senior Associates	$450 to $575 per hour

When traveling to and from locations at the request of the Company or the Bankruptcy Court (“Client Travel”), CR3 personnel will charge a rate equal to 50% of the standard hourly rate for the Client Travel. When traveling at the request of other parties in interest, CR3 personnel will not charge for their travel time without the prior approval of the Company.

Professional fees, as well as our analysis, can be impacted by the timely availability and accuracy of data and access to management personnel for discussions/Q&A.

In the normal course of business, CR3 revises its hourly rates to reflect changes in responsibilities, increased experience, geographical differentials, and increased costs of doing business. Notice of changes in applicable hourly rates for this engagement will be provided to the Company prior to the time period in which the revised rates become effective.

In the event that CR3 is disqualified as an expert, such disqualification shall not relieve Company of any obligation to pay or satisfy CR3’s outstanding fees and expenses.

All professional fees shall be paid in full prior to the issuance of any expert report or appearance for expert testimony, whether deposition, mediation, arbitration, or courtroom.

3.	Other Conditions

The engagement is expected to begin immediately after CR3, and the Company jointly execute this Agreement.

a)	Simultaneously with the execution of this Agreement, the Company shall provide CR3 with evidence that the Company’s BOD has properly authorized the CRO as an officer of the Company.

b)	Simultaneously with the execution of this Agreement, the Company shall cause the issuer of its directors and officers (“D&O”) liability insurance to provide the CRO and CR3 with an endorsement (i) showing the CRO as an additional insured with regard to the D&O liability insurance and any fiduciary liability insurance and (ii) providing that thirty (30) days’ notice will be given to the CRO and CR3 prior to any cancellation of, material reduction or change in the coverage provided by or other material modification to such policy. A certificate of issuance evidencing such coverage shall be furnished promptly to the CRO and CR3 at its request. The Company shall purchase a “tail” on such D&O insurance policy upon the request of CR3 at the conclusion of the Engagement. Regardless, the Company shall also maintain such applicable insurance coverage for the CRO and CR3 for a period of not less than six (6) years following the date of termination of the Services.

c)	The Company represents and warrants to CR3 that its bylaws or Operating Agreement provide for indemnification by the Company of its officers in the manner provided therein. The Company covenants and agrees not to amend or modify such bylaws or Operating Agreement insofar as they provide indemnification to the CRO without CR3’s prior written consent.

d)	If the Company has past-due balances of any D&O liabilities (including but not limited to sales taxes, payroll taxes etc.), the Company will either (i) pay those arrearages before this Agreement is entered into and confirm they have been paid, or (ii) will present to CR3 a plan to pay down these arrearages in full within 30 days of CR3’s engagement and report against that plan to demonstrate the arrearages are being paid. It is further understood that CR3 will not incur any liability for said arrearages, and that the Company will not incur additional past-due D&O liabilities while CR3 is engaged hereunder.

e)	If CR3 is engaged in a chapter 11 as CRO, this engagement does not preclude CR3 from serving as a consulting or testifying expert if circumstances warrant after the conclusion of CR3’s engagement.

f)	CR3 reserves the right in any bankruptcy proceeding to request the Company’s/Debtor’s counsel to file pleadings in connection with its retention and periodic fee statements or applications for payment, or to utilize its own counsel to file such pleadings.

EXHIBIT B

to

ENGAGEMENT AGREEMENT

CR3 PARTNERS, LLC

and

ILEARNINGENGINES, INC.

INDEMNIFICATION AND RELATED MATTERS

The Company agrees to indemnify and hold harmless each of CR3, its affiliates and their respective directors, officers, employees, agents, shareholders, controlling persons, partners, and members and each of their respective successors and assigns (each, an “Indemnified Person”) against and from all losses, claims, damages, liabilities or expenses, joint or several, and all actions, claims, proceedings and investigations brought or threatened by or on behalf of any person (including Company Claims (as defined below)) arising out of, relating to or in connection with this Agreement or CR3’s engagement hereunder (collectively, “Indemnification Claims”), and to promptly reimburse each Indemnified Person for all reasonable legal and other expenses as incurred by such Indemnified Person in connection with investigating, preparing to defend or defending any such Indemnification Claims (including expenses of CR3 personnel required to testify or otherwise assist in any litigation), whether or not such Indemnified Person is named as a party thereto; provided, however, that the Company shall not be liable for Indemnification Claims to the extent that such claims are finally determined (not subject to judicial review or appeal) to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct. The Company also agrees that (a) no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or the Company’s securityholders or creditors arising out of, relating to or in connection with this Agreement or CR3’s engagement hereunder (collectively, “Company Claims”) except to the extent that such liability is finally determined (not subject to judicial review or appeal) to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct, and (b) in no event will any Indemnified Person have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). To the extent permitted by applicable law, CR3’s liability with respect to Company Claims shall be limited to the amount of any fees actually received by CR3 pursuant to this Agreement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF INDEMNIFIED PARTIES (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), AND THE PARTIES ACKNOWLEDGE THAT THIS PARAGRAPH IS CONSPICUOUS.

In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the Company agrees to make contributions to any such Indemnification Claims paid or payable (or proposed to be paid) in such proportion as is appropriate to reflect the relative economic benefits received by the Company and its securityholders and creditors, on the one hand, and the Indemnified Persons, on the other hand; provided, however, that, to the extent permitted by applicable law, the Company agrees to make contributions to any such Indemnification Claims paid or payable such that in the aggregate the Indemnified Persons will not be liable for more than the fees actually received by CR3 pursuant to this Agreement. The “relative economic benefits” received by the Company and its securityholders and creditors, on the one hand, and the Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as is appropriate to reflect the relative economic benefits and the relative fault of the Company and its securityholders and creditors, on the one hand, and the Indemnified Persons, on the other hand, as well as other equitable considerations; provided, however, that, to the extent permitted by applicable law, the Company agrees to make contributions to any such Indemnification Claims paid or payable such that in the aggregate the Indemnified Persons will not be liable for more than the fees actually received by CR3 pursuant to this Agreement.

Promptly after receipt by an Indemnified Person under this Agreement of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against the Company under these indemnification provisions, notify the Company in writing of the commencement thereof, but the omission so to notify the Company shall not relieve it from any liability which it may have to any Indemnified Person otherwise than under this Agreement unless the Company has been materially prejudiced by the failure to provide such notice. The Company shall promptly pay expenses reasonably incurred by any Indemnified Person in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Person is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under this Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Person hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Person is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Person, provide such Indemnified Person with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Person, at no cost to such Indemnified Person; provided however, that if such counsel or counsel to the Indemnified Person shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Person and the Company such counsel is unable to represent both the Indemnified Person and the Company, then the Indemnified Person shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Person from using separate counsel of its own choice at its own expense. The Company further agrees that, without the prior written consent of CR3 (not to be unreasonably withheld, conditioned or delayed), the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, proceeding or investigation with respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such action, claim, proceeding or investigation) unless such settlement, compromise or judgment includes an unconditional release of all Indemnified Persons from all liability resulting from such action, claim, proceeding or investigation.

The foregoing rights shall be in addition to any other rights any Indemnified Person may have, and shall not limit any other rights that any Indemnified Person may have at law or otherwise. These indemnification provisions will (i) apply to CR3’s engagement pursuant to this Agreement, (ii) any activities or actions of CR3 relating to such engagement occurring prior to the date of this Agreement, and any subsequent modification of or amendment of this Agreement, and (iii) shall survive any termination of the engagement or this Agreement.